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                                  EXHIBIT 99.1

                          Codorus Valley Bancorp, Inc.
                     Press Announcement dated April 25, 2007

             CODORUS VALLEY BANCORP, INC. REPORTS INCREASED EARNINGS

     FOR IMMEDIATE RELEASE -- York, Pennsylvania (April 25, 2007) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings of $1,769,000 or $.48 per share ($.47 diluted) for the quarter ended March 31, 2007. These results represent a $408,000 or 30% increase over the $1,361,000 or $.37 per share ($.36 diluted) earned for the same quarter of 2006. First quarter earnings in 2007 were favorably impacted by an $839,000 pre-tax ($554,000 after-tax) recovery of loan losses that were incurred by PeoplesBank during 2002-2003. Due to the adequacy of the allowance for loan losses on March 31, 2007, the full amount of the recovery was credited to loan loss provision. The effect on net income from the reduction in loan loss provision more than offset an increase in noninterest expense and a decrease in net interest income. Noninterest expense increased 14% for the first quarter of 2007 due primarily to increased personnel costs, caused by the timing of performance incentives and staff additions associated with normal business growth, and the recognition of an $185,000 ($122,000 after-tax) prepayment penalty on the early pay-down of a $2 million Federal Home Loan Bank advance. The Company paid down the advance, which had an above market interest rate, to reduce interest expense in future periods. Net interest income decreased 2% for the first quarter of 2007 compared to the same quarter in 2006 due largely to increased deposit costs, which were adversely affected by the inverted US treasury yield curve environment and competitive pricing pressures. On March 31, 2007, total assets were approximately $573 million, representing an $83 million or 17% increase above March 31, 2006. Asset growth occurred primarily in business loans and investment securities, which were funded by strong deposit growth. Additional detailed financial information is provided in the Financial Highlights section of this Press Announcement.

     Codorus Valley recently announced that its Board of Directors declared a regular quarterly cash dividend of $.135 per share, payable on or before May 8, 2007, to shareholders of record April 24, 2007. In addition, a 5% stock dividend was declared, payable on or before June 7, 2007, to shareholders of record April 24, 2007.

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     The Company previously disclosed that it intended to adopt early Financial
Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," and No. 157, "Fair Value Measurement." In light of a recent clarification by the American Institute of Certified Public Accountants with respect to Accounting Standards No. 159 and No. 157, the Company has determined that it will not early adopt these Standards.

     Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through fourteen financial centers located throughout York County, Pennsylvania and a loan production office in Towson, Maryland. Mortgage banking, wealth management, and real estate settlement services are also offered by the company. Additional information is available on the bank's website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates," or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

 QUESTIONS OR COMMENTS CONCERNING THIS PRESS ANNOUNCEMENT SHOULD BE DIRECTED TO
                                 THE FOLLOWING:

         Larry J. Miller                                  Jann Allen Weaver
Vice-Chairman, President, and CEO                             Treasurer
  Codorus Valley Bancorp, Inc.                      Codorus Valley Bancorp, Inc.
          717-747-1500                                      717-747-1502
          888-846-1970                                      888-846-1970
   lmiller@peoplesbanknet.com                        jweaver@peoplesbanknet.com

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                   Condensed Consolidated Statements of Income
                (in thousands of dollars, except per share data)

                                  Three months
                                     ended
                                   March 31,
                                ---------------
                                 2007     2006
                                ------   ------
Interest income                 $9,206   $7,788
Interest expense                 4,581    3,092
                                ------   ------
   Net interest income           4,625    4,696
Provision for loan losses         (919)     210
Noninterest income               1,227    1,195
Gain on sale of mortgages           94       88
Noninterest expense              4,456    3,921
                                ------   ------
   Income before income taxes    2,409    1,848
Income taxes                       640      487
                                ------   ------
   Net income                   $1,769   $1,361
                                ======   ======
Basic earnings per share        $ 0.48   $ 0.37
Diluted earnings per share      $ 0.47   $ 0.36

            Condensed Consolidated Statements of Financial Condition
                            (in thousands of dollars)

                                  March 31,   December 31,   March 31,
                                     2007         2006          2006
                                  ---------   ------------   ---------
Cash and short term investments   $ 38,593      $ 35,372     $ 21,077
Investment securities               83,530        80,926       69,774
Loans                              426,516       407,260      373,957
Allowance for loan losses           (3,046)       (3,126)      (2,763)
Premises and equipment, net         10,347        10,495       11,054
Other assets                        16,762        17,285       16,431
                                  --------      --------     --------
   Total assets                   $572,702      $548,212     $489,530
                                  ========      ========     ========
Deposits                          $481,296      $456,645     $407,438
Borrowed funds                      43,043        45,339       39,320
Other liabilities                    4,080         3,442        3,215
Shareholders' equity                44,283        42,786       39,557
                                  --------      --------     --------
   Total liabilities and
      shareholders' equity        $572,702      $548,212     $489,530
                                  ========      ========     ========

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                             Selected Financial Data

                                                             Quarterly
                                          -----------------------------------------------
                                            2007      2006      2006      2006      2006
                                          1st Qtr   4th Qtr   3rd Qtr   2nd Qtr   1st Qtr
                                          -------   -------   -------   -------   -------
Earnings and Per Share Data (1)
  (in thousands, except per share data)
   Net income                              $1,769    $1,131    $1,407    $1,423    $1,361
   Basic earnings per share                $ 0.48    $ 0.31    $ 0.38    $ 0.39    $ 0.37
   Diluted earnings per share              $ 0.47    $ 0.30    $ 0.38    $ 0.38    $ 0.36
   Cash dividends per share                $0.129    $0.122    $0.118    $0.112    $0.112
   Book value per share                    $12.04    $11.63    $11.46    $10.99    $10.81
   Average shares outstanding               3,678     3,676     3,661     3,659     3,659
   Average diluted shares outstanding       3,768     3,767     3,745     3,743     3,742

Performance Ratios (%)
   Return on average assets                  1.28      0.85      1.08      1.15      1.13
   Return on average equity                 16.13     10.56     13.63     14.17     13.79
   Return on average realized
      equity (2)                            16.03     10.50     13.42     14.02     13.64
   Net interest margin (3)                   3.76      3.77      3.88      4.01      4.35
   Efficiency ratio (4)                      72.3      66.8      63.0      63.3      64.3

Asset Quality Ratios (%)
   Net loan (recoveries) charge-offs to
      average loans (5)                     (0.82)    (0.01)     0.10     (0.02)    (0.02)
   Allowance for losses to total loans       0.71      0.77      0.75      0.75      0.74
   Nonperforming assets to total loans
      and other real estate                  0.99      1.09      1.38      1.44      1.03

Capital Ratios (%)
   Average equity to average assets          7.91      8.00      7.96      8.12      8.19
   Tier 1 leverage capital ratio             9.73      9.83      9.98     10.25      8.84
   Tier 1 risk-based capital ratio          11.86     11.99     12.11     12.15     10.65
   Total risk-based capital ratio           12.53     12.71     12.81     12.85     11.34

(1)  per share amounts and shares outstanding were adjusted for stock dividends

(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(3) net interest income (tax-equivalent) as a percentage of average earning assets

(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(5)  quarterly net loan (recoveries) charge-offs are annualized

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